EXHIBIT 1

STATEMENT OF WORK

SOFTWARE SERVICES

This Software Services Statement of Work ("**SOW**"), effective as of January 21, 2019 ("Effective Date"), is between ICOx Innovations, Inc. ("**Company**") and FreedomCoin, LLC ("**Client**"), and is a statement of work under that certain Master Services Agreement between Company and Client, dated as of the same date ("**Agreement**"). All capitalized terms used herein, unless otherwise defined, have the meanings given in the Agreement, which is hereby incorporated into this SOW by reference.

This SOW sets forth the Services to be provided by Company to Client in the development of a stable coin cryptocurrency (the "**Payment Coin known as FreedomCoin**"), as described on the attached Appendix 1 (the "**Platform Description**"). The Parties agree as follows:

1. Software Services

Company shall create and develop, as Work Product under the Agreement, the Payment Coin meeting the Platform Description.

In the case of each deliverable or material provided by Company as part of Software Services, Client shall review based on any acceptance criteria previously provided to Company, and notify Company within a reasonable time whether the deliverable or material is accepted. Company shall revise the deliverables and materials until the same is either accepted by Client or this SOW is terminated in accordance with its terms.

2. Compensation

Fees for Software Services shall be provided at Company's cost plus Approved Expenses, and delivered via approved vendors and within written quarterly budgets approved in advance by Client, up to a maximum of $2,000,000. As used herein "cost" means the out-of-pocket payments made to the developers creating the deliverables hereunder (whether employees of Company or its Affiliates, or subcontractors, cost of licenses acquired and all other disbursements made directly as part of development costs (excluding any overhead of Company or its Affiliates). Progress payments shall be made in accordance with a schedule of milestones agreed in writing between Company and Client. Company shall invoice Client for all such agreed progress payments, and Client shall pay the invoices within 30 days of receipt (subject to Section 5 of the Agreement). As used herein, "**Approved Expenses**" means Company's out-of-pocket expenses, consistent with norms of professional services companies, where Client has provided prior written approval for any expense in excess of $10,000 for a given month.

4. Term

This SOW shall commence on its Effective Date and continue until terminated. Either party may terminate this SOW upon 30 days' notice to the other party, whereupon the party receiving notice may notify the other party of immediate termination of this SOW. Upon any such termination, Company shall be entitled to its compensation accrued before the effective date of termination of this SOW.

5. Legal Terms and Conditions

The parties agree that:

a. This SOW shall be subject to the terms and conditions of the Agreement, including without limitation its terms regarding limitations of liability, indemnity, governing law and dispute resolution.

b. Company will hold harmless, indemnify and defend Client against any claim by any of Company's personnel or by taxing or other governmental authorities that such personnel constitute employees of Client or FreedomCoin, or that such personnel are entitled to any employee benefits provided to Client employees.

c. Company warrants that the Payment Coin will substantially conform to the specifications set forth in Appendix A hereto. In the case of a non-conformity, Company shall re-perform the Software Services at issue until such time as the non-conformity is cured (or this SOW is terminated). This warranty is subject to the limitations set forth in Section 19(b) of the Agreement.

IN WITNESS WHEREOF, the Parties have caused this SOW to be executed as of the Effective Date above by their duly authorized representatives.

FreedomCoin, LLC	**ICOx USA, Inc,**
By: /s/ Steve Urvan	By: /s/ Michael A. Blum
Print Name: Steve Urvan	Print Name: Michael A. Blum
Title: Founder	Title: Chief Operating Officer
Date: 1/21/2019	Date: February 1, 2019